Exhibit (e)(19)

Indemnification Agreement

January 2016

Between

BIOTIE THERAPIES CORP.

and

[•]

TABLE OF CONTENTS

BACKGROUND		3

1	DEFINITIONS	4

2	SERVICES BY INDEMNITEE	6

3	INDEMNFICATION	6
3.1	General	6
3.2	Witness Expenses	7
3.3	Expenses as a Party Where Wholly or Partly Successful	7
3.4	Exclusions	7

4	ADVANCEMENT OF EXPENSES; DEFENSE OF CLAIMS	8
4.1	Advances	8
4.2	Defense of Claims	8

5	PROCEDURES FOR NOTIFICATION OF AND DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION	8
5.1	Notification; Request for Indemnification	8
5.2	Determination of Entitlement	9
5.3	Presumptions and Burdens of Proof; Effect of Certain Proceedings	9

6	REMEDIES OF INDEMNITEE	10
6.1	Arbitration	10

7	DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE	11

8	MISCELLANEOUS	11
8.1	Nonexclusivity of Rights	11
8.2	Insurance and Subrogation	11
8.3	Indemnification from an Enterprise	12
8.4	Contribution	12
8.5	Amendment	12
8.6	Waivers	12
8.7	Entire Agreement	13
8.8	Severability	13
8.9	Notices	13
8.10	Binding Effect	13
8.11	Governing Law	14
8.12	Arbitration	14
8.13	Headings	14
8.14	Counterparts	14
8.15	Use of Certain Terms	14

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This indemnification agreement (the “Agreement”) is entered into, as authorized by the Board of Directors of Biotie Therapies Corp. in its meeting held on 18 January 2016, and made between:

(1)

Biotie Therapies Corp. (Business Identity Code 1475830-6), a public limited liability company incorporated and existing under the laws of Finland, having its registered office in Turku, Finland, at Joukahaisenkatu 6, 20250 Turku, Finland (“Biotie” or the “Company”);

and

(2)	[•] (“Indemnitee”).

Parties to this Agreement are hereinafter also referred to individually as a “Party” or together as the “Parties”.

BACKGROUND

(A)

Highly competent persons have become more reluctant to serve publicly-held corporations listed on a stock exchange in the United States as directors or senior executives unless they are provided with adequate protection through insurance or adequate indemnification against risks of claims and actions against them arising out of their service to and activities on behalf of the corporation.

(B)

The Company has completed a U.S. public offering and listing on the NASDQ Global Select Market of American Depositary Shares representing the Company’s shares. The Company will, however, remain a Finnish company, and its ordinary shares will continue to be listed on NASDAQ OMX Helsinki Ltd.

(C)

The Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States based corporations and other business enterprises as well as foreign corporations whose securities are listed on a stock exchange in the United States, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises with links to the United States are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself.

(D)

The uncertainties relating to such insurance and to indemnification may increase the difficulty of attracting and retaining such persons. The Board has determined that the increased difficulty in attracting and retaining such persons would be detrimental to the best interests of the Company’s shareholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future. It is thus reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified.

(E)

Indemnitee may not regard the protection available under the Company’s insurance as adequate in the present circumstances, and may not be willing to serve as an officer or director of the Company without adequate protection, and the Company desires Indemnitee

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to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he/she be so indemnified.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

1	DEFINITIONS

For the purpose of this Agreement, unless expressly otherwise stated or evident in the context, the following capitalized terms shall have the following meanings, the singular (where appropriate) shall include the plural and vice versa, and references to Sections or Subsections shall be references to sections and subsections of this Agreement.

1.1	“Board”	has the meaning set out in the Background (C) of this Agreement.

1.2	“Corporate Status”

means the status of a person who is or was a director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee or agent of the Company or of any other Enterprise.

1.3	“Disinterested Director”	means a director of the Company who is not disqualified under the Finnish Companies Act from participating in decision-making by the Board of Directors regarding an Indemnification Request.

1.4	“Enterprise”

means the Company and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee or agent.

1.5	“ERISA”	means the Employee Retirement Income Security Act of 1974, as amended.

1.6	“Exchange Act”	means the Securities Exchange Act of 1934, as amended.

1.7	“Expenses”

means all direct and indirect costs (including attorneys’ fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses) reasonably incurred in connection with (i) prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding or (ii) establishing or enforcing a right to indemnification under this Agreement, applicable law or otherwise. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. For

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the avoidance of doubt, Expenses, however, shall not include any Liabilities.

1.8	“Finnish Companies Act”	means the Finnish Companies Act (624/2006, as amended).

1.9	“Independent Counsel”

means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither currently is, nor in the five years previous to its selection or appointment has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement or of other indemnitees under similar indemnification agreements) or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct applied to attorneys at law then prevailing in Finland, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

1.10	“Liabilities”

means any losses or liabilities, including any judgments, fines, ERISA excise taxes and penalties as well as penalties and amounts paid in settlement, arising out of or in connection with any Proceeding (including all interest, assessments and other charges paid or payable in connection with or in respect of any such judgments, fines, ERISA excise taxes and penalties, penalties or amounts paid in settlement).

1.11	“Proceeding”

means any threatened, pending or completed action, derivative action, suit, claim, counterclaim, cross claim, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether civil (including intentional and unintentional tort claims), criminal, administrative or investigative, including any appeal therefrom, and whether instituted by or on behalf of the Company or any other party, or any inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit or other proceeding hereinabove listed in which Indemnitee was, is or will be involved as a party, potential party, non-party witness or otherwise by reason of any Corporate Status of Indemnitee, or by reason of any action taken (or failure to act) by him or her or of any action (or failure to act) on his or her part while serving in any Corporate Status.

1.12	“Sarbanes-Oxley Act”	has the meaning set out in Section 3.4.

For the purposes of this Agreement, references to “Company” shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had

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continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that if Indemnitee is or was a director, officer, employee, or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, then Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

Reference to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

Reference to “including” shall mean “including, without limitation,” regardless of whether the words “without limitation” actually appear, references to the words “herein,” “hereof” and “hereunder” and other words of similar import shall refer to this Agreement as a whole and not to any particular paragraph, subparagraph, section, subsection or other subdivision.

2	SERVICES BY INDEMNITEE

2.1

Indemnitee hereby agrees to serve or continue to serve as a director, officer or key employee, as the case may be, of the Company, for so long as Indemnitee is duly appointed or until Indemnitee tenders his or her resignation or is removed.

3	INDEMNFICATION

3.1	General

3.1.1

The Company hereby agrees to and shall indemnify Indemnitee and hold Indemnitee harmless from and against any and all Expenses and Liabilities, in either case, actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf by reason of Indemnitee’s Corporate Status, to the fullest extent permitted by applicable law provided, however, that obligation to indemnify shall not arise with respect to acts or omissions finally determined by a court of competent jurisdiction to amount to fraud, willful misconduct or criminal actions. The Company’s indemnification obligations set forth in this Section 3.1.1 shall apply (i) in respect of Indemnitee’s past, present and future service in any Corporate Status and (ii) regardless of whether Indemnitee is serving in any Corporate Status at the time any such Expense or Liability is incurred.

3.1.2	For purposes of this Agreement, the meaning of the phrase “to the fullest extent permitted by applicable law” shall include, but not be limited to:

(i)	to the fullest extent permitted by applicable provisions of the Finnish Companies Act or other Finnish laws or regulations, or the corresponding provision of any successor statutes, and

(ii)	to the fullest extent authorized or permitted by any amendments to or replacements of the Finnish Companies Act or other relevant laws and regulations adopted after

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the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

3.2	Witness Expenses

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his or her Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on his or her behalf in connection therewith.

3.3	Expenses as a Party Where Wholly or Partly Successful

Notwithstanding any other provisions of this Agreement, to the fullest extent permitted by applicable law, to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her in connection therewith. If Indemnitee is not wholly successful in such Proceeding, but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall, to the fullest extent permitted by applicable law, indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on his or her behalf in connection with each successfully resolved claim, issue or matter. For the purposes of this Section and without limitation, the termination of any claim, issue or matter against Indemnitee in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

3.4	Exclusions

Notwithstanding any provision of this Agreement and unless Indemnitee ultimately is successful on the merits with respect to any such claim, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a)

for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company, including but not limited to, within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law or (ii) any reimbursement of the Company by Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, as may be required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) or otherwise, or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act); or

(b)

except as otherwise provided in Section 6.1.4, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee (other than any cross claim or counterclaim asserted by the Indemnitee), including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

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4	ADVANCEMENT OF EXPENSES; DEFENSE OF CLAIMS

4.1	Advances

4.1.1

Notwithstanding any provision of this Agreement to the contrary, the Company shall advance any Expenses actually and reasonably incurred by Indemnitee in connection with any Proceeding within thirty (30) days after the receipt by the Company of each statement requesting such advance from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay such amounts and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. Advances shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. Notwithstanding the foregoing, the obligation of the Company to make advances to Indemnitee shall not be binding if (and to the extent that) it would be contrary to Finnish law, including the Finnish Companies Act and principles derived therefrom, to agree or make such advances.

4.1.2

Indemnitee agrees and undertakes that Indemnitee shall reimburse the Company for all Expenses advanced by the Company pursuant to Section 4.1.1, in the event and only to the extent that it shall be determined by final judgment or other final adjudication under the provisions of any applicable law that Indemnitee is not entitled to be indemnified by the Company for such Expenses.

4.2	Defense of Claims

4.2.1

The Company shall be entitled to assume the defense of any Proceeding with counsel consented to by Indemnitee (such consent not to be unreasonably withheld) upon the delivery by the Company to Indemnitee of written notice of the Company’s election to do so. After delivery of such notice, consent to such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees or expenses of counsel subsequently incurred by Indemnitee with respect to such Proceeding; provided that (i) Indemnitee shall have the right to employ separate counsel in respect of any Proceeding at Indemnitee’s expense and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized in writing by the Company or (B) Indemnitee shall have reasonably concluded upon the advice of counsel that there is a conflict of interest between the Company and Indemnitee in the conduct of the defense of such Proceeding, then in each such case the fees and expenses of Indemnitee’s counsel shall be at the Company’s expense. The Company shall not settle any action, claim or Proceeding (in whole or in part) which would impose any Expense, judgment, fine, penalty or limitation on Indemnitee without Indemnitee’s prior written consent, such consent not to be unreasonably withheld. Indemnitee shall not settle any action, claim or Proceeding (in whole or in part) without the Company’s prior written consent, such consent not to be unreasonably withheld.

5	PROCEDURES FOR NOTIFICATION OF AND DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION

5.1	Notification; Request for Indemnification

5.1.1

To obtain indemnification under this Agreement, Indemnitee shall, as soon as reasonably practicable after receipt by Indemnitee of written notice that he or she is a party to or a participant (as a witness or otherwise) in any Proceeding or of any other matter in respect of which Indemnitee intends to seek indemnification or advancement of Expenses hereunder,

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provide to the Company written notice thereof, including the nature of and the facts underlying the Proceeding (“Indemnification Request”) and including therewith such information as is reasonably available to Indemnitee and reasonably necessary to determine Indemnitee’s entitlement to indemnification hereunder. The omission by Indemnitee to so notify the Company will not, however, relieve the Company from any liability which it may have to Indemnitee hereunder or otherwise, provided that such an Indemnification Request is later made in accordance with this Section. Indemnification Request(s) may be delivered from time to time and at such time(s) as Indemnitee deems appropriate in his or her sole discretion. Indemnitee’s entitlement to indemnification shall be determined according to Section 5.2 of this Agreement and applicable law.

5.2	Determination of Entitlement

5.2.1

Where there has been an Indemnification Request pursuant to Section 5.1 then as soon as is reasonably practicable (but in any event not later than 60 days) after final disposition of the relevant Proceeding, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made by the Board, in compliance with the applicable provisions of the Finnish Companies Act, including but not limited to provisions concerning decision-making and quorum requirements as well as general fiduciary duties of the Board.

5.2.2

The Board may in its discretion decide to request an opinion from an Independent Counsel selected by the Board regarding whether and to what extent the Indemnitee is under applicable law and this Agreement entitled to indemnification. The Company shall give written notice to Indemnitee, advising him or her of the identity of the Independent Counsel so selected. The Company shall pay the fees and expenses of any Independent Counsel.

5.2.3

If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall reasonably cooperate with the Board with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any reasonable costs or expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification).

5.3	Presumptions and Burdens of Proof; Effect of Certain Proceedings

5.3.1

In making any determination with respect to entitlement to indemnification hereunder, the Board shall, to the fullest extent not prohibited by law, presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 5.1 of this Agreement.

5.3.2

Neither the failure of the Board to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Board that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

5.3.3

The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right

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of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was criminal in nature.

5.3.4

For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is in good faith reliance on the records or books of account of any Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of such Enterprise in the course of their duties, or on the advice of legal counsel for such Enterprise or on information or records given or reports made to such Enterprise by an independent certified public accountant or by an appraiser or other expert selected by such Enterprise. The provisions of this Section 5.3.4 shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement.

5.3.5

The knowledge and/or actions, or failure to act, of any other director, trustee, partner, managing member, fiduciary, officer, agent or employee of any Enterprise shall not be imputed to Indemnitee for purposes of determining any right to indemnification under this Agreement.

6	REMEDIES OF INDEMNITEE

6.1	Arbitration

6.1.1

In the event of any dispute between Indemnitee and the Company hereunder as to entitlement to indemnification or advancement of Expenses, including where (i) a determination is made pursuant to Section 5.2 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 4.1 of this Agreement, (iii) payment of indemnification pursuant to Section 3.1 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, (iv) no determination as to entitlement to indemnification is timely made pursuant to Section 5.2 of this Agreement and no payment of indemnification is made within ten (10) days after entitlement is deemed to have been determined pursuant to Section 5.2.1 or (v) a contribution payment is not made in a timely manner pursuant to Section 8.4 of this Agreement, then Indemnitee shall be entitled to seek an award in arbitration conducted in accordance with Section 8.12.

6.1.2

In the event that a determination shall have been made pursuant to Section 5.2 that Indemnitee is not entitled to indemnification, any arbitration commenced pursuant to this Section 6.1 shall be conducted in all respects as a de novo arbitration on the merits, and Indemnitee shall not be prejudiced by reason of that adverse determination. In any arbitration commenced pursuant to Section 6.1 the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, and the Company may not refer to or introduce into evidence any determination pursuant to Section 5.2 adverse to Indemnitee for any purpose. If Indemnitee commences an arbitration proceeding pursuant to Section 6.1, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 4.1 until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed).

6.1.3

If a determination shall have been made pursuant to Section 5.2 of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any arbitration commenced pursuant to Section 6.1, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make

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Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

6.1.4

The Company shall indemnify Indemnitee to the fullest extent permitted by law against all Expenses and, if requested by Indemnitee, shall (within ten (10) days after the Company’s receipt of such written request) advance such Expenses to Indemnitee, which are reasonably incurred by Indemnitee in connection with any arbitration brought by Indemnitee for (i) indemnification or advances of Expenses by the Company (or otherwise for the enforcement, interpretation or defense of his or her rights) under this Agreement or any other agreement, including any other indemnification, contribution or advancement agreement, now or hereafter in effect or (ii) recovery or advances under any directors’ and officers’ liability insurance policy maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, contribution, advancement or insurance recovery, as the case may be.

7	DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

7.1

The Company shall obtain and maintain a policy or policies of insurance (“D&O Liability Insurance”) with reputable insurance companies providing liability insurance for directors and officers of the Company in their capacities as such (and for any capacity in which any director or officer of the Company serves any other Enterprise at the request of the Company), in respect of acts or omissions occurring while serving in such capacity.

7.2

Upon request by Indemnitee, the Company shall provide copies of all policies of D&O Liability Insurance obtained and maintained in accordance with Section 7.1. The Company shall promptly notify Indemnitee of any changes in such insurance coverage.

8	MISCELLANEOUS

8.1	Nonexclusivity of Rights

The rights of indemnification, contribution and advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled to under applicable law, the Company’s Articles of Association, any agreement, a vote of shareholders or a resolution of directors, or otherwise. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

8.2	Insurance and Subrogation

8.2.1

Indemnitee shall be covered by the Company’s D&O Liability Insurance in accordance with its or their terms to the maximum extent of the coverage available for such Indemnitee under such policy or policies. If at the time the Company receives notice of a claim hereunder, the Company has D&O Liability Insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies. The failure or refusal of any such insurer to pay any such amount shall not affect or impair the obligations of the Company under this Agreement.

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8.2.2

In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

8.2.3

The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided) hereunder if and to the extent that Indemnitee has actually received such payment under any insurance policy or other indemnity provision.

8.3	Indemnification from an Enterprise

The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, board of directors’ committee member, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such Enterprise.

8.4	Contribution

To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever which is not due to breach of this Agreement by Indemnitee, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving rise to such Proceeding; and (where applicable) (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

8.5	Amendment

This Agreement may not be modified or amended except by a written instrument executed by or on behalf of each of the parties hereto. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit, restrict or reduce any right of Indemnitee under this Agreement in respect of any act or omission, or any event occurring, prior to such amendment, alteration or repeal.

8.6	Waivers

The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term only by a writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided herein, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

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8.7	Entire Agreement

This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are superseded by this Agreement.

8.8	Severability

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

8.9	Notices

All notices, requests, demands and other communications under this Agreement shall be in writing (which may be by facsimile or e-mail transmission). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. The address for notice to a party is as shown on the signature page of this Agreement, or such other address as any party shall have given by written notice to the other party as provided above.

8.10	Binding Effect

8.10.1

The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director or officer of the Company.

8.10.2

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and executors, administrators, personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all, or a substantial part of the business or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the manner and to the same extent that the Company would be required to perform if no such succession had taken place.

8.10.3

The indemnification, contribution and advancement of Expenses provided by, or granted pursuant to this Agreement shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, administrators, legatees and

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assigns of such a person until the latter of ten (10) years after the Indemnitee has ceased to have the Corporate Status or one (1) year after final termination of any relevant proceeding involving the Indemnitee.

8.11	Governing Law

This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of Finland, without regard to its conflict of laws rules.

8.12	Arbitration

Any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce. The number of arbitrators shall be one (1), unless the (i) the Parties agree otherwise or (ii) Arbitration Institute of the Finland Chamber of Commerce, taking into account the complexity of the case, the amount in dispute and other circumstances, determines, in its discretion, that the arbitral tribunal shall be composed of three (3) arbitrators. The seat of arbitration shall be Helsinki, Finland. The language of the arbitration shall be English, but evidence may be submitted in Finnish or English and witnesses heard in either of the said languages.

8.13	Headings

All headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

8.14	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

8.15	Use of Certain Terms

As used in this Agreement, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph, section, subsection, or other subdivision. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

(Signatures to follow)

BIOTIE THERAPIES CORP.

By:

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Title:

[•]

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